FUELCELL ENERGY, INC.

CERTIFICATE OF DESIGNATION

135,000 SHARES OF

5% SERIES B CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

FUELCELL ENERGY, INC. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware, hereby certifies that on November 11, 2004, the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law (the “DGCL”) of the State of Delaware:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the provisions of the Amended Certificate of Incorporation of the Corporation, the Board of Directors hereby creates from its authorized class of preferred stock a series of preferred stock of the Corporation to be known as “5% Series B Cumulative Convertible Perpetual Preferred Stock” ( the “Series B Preferred Stock”) consisting of a maximum of 135,000 shares of such series and with a par value of $.01 per share,.

RESOLVED, that the Series B Preferred Stock shall have the following designation preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions (the “Series B Terms”) which, upon any amendment or restatement of the Certificate of Incorporation, shall be made a part of the Certificate of Incorporation, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

1.  Designation and Number. A series of Preferred Stock, designated as “5% Series B Cumulative Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock shall be 135,000.

2.  Definitions. For purposes of the Series B Terms, the following terms shall have the meanings indicated:

“Additional Common Stock” shall have the meaning assigned to it in Section 7(l])(i) hereof.

“Additional Dividends” shall have the meaning assigned to it in Section 4(h) hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 15(a) hereof.

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Closing Sale Price” of the Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Common Stock or such other Capital Stock or similar equity interests are traded or, if the Common Stock or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Stock” means any shares of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the shares of Series B Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of November 17, 2004 or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Common Stock Legend” shall have the meaning assigned to it in Section 16(e).

“Conversion Agent” shall have the meaning assigned to it in Section 17(a) hereof.

“Conversion Date” shall have the meaning assigned to it in Section 6(b) hereof.

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“Conversion Price” per share of Series B Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” per share of Series B Preferred Stock means 85.1064 shares of Common Stock, subject to adjustment pursuant to Section 7 hereof.

“Corporation” means FuelCell Energy, Inc., a Delaware corporation, and shall include any successor to such Corporation.

“Depositary” means DTC or its successor depositary.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2005, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date (or, in the case of the first Dividend Period, the first date of original issuance of the Series B Preferred Stock) and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Dividend Rate” shall have the meaning assigned to it in Section 4(a) hereof.

“DTC” shall mean The Depository Trust Company, New York, New York.

“Effective Date” shall have the meaning assigned to it in Section 7(l)(i) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Time” shall have the meaning assigned to it in Section 7(e) hereof.

“Fundamental Change” shall have the meaning assigned to it in Section 11(b) hereof.

“Fundamental Change Notice” shall have the meaning assigned to it in Section 11(c) hereof.

“Fundamental Change Purchase Date” shall have the meaning assigned to it in Section 11(a) hereof.

“Fundamental Change Purchase Notice” shall have the meaning assigned to it in Section 11(d) hereof.

“Fundamental Change Purchase Price” shall have the meaning assigned to it in Section 11(a) hereof.

“Global Preferred Stock” shall have the meaning assigned to it in Section 15(a) hereof.

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“Global Stock Legend” shall have the meaning assigned to it in Section 15(a) hereof.

“Initial Purchaser” shall have the meaning assigned to it in the Purchase Agreement.

“Junior Shares” shall have the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” means $1,000 per share of Series B Preferred Stock.

“Mandatory Conversion Date” shall have the meaning assigned to it in Section 8(b) hereof.

“Market Price” shall mean the average of the Closing Sale Prices of the Common Stock for the twenty Trading Day period ending on the third Business Day prior to the Fundamental Change Repurchase Date.

“Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Outstanding” means, when used with respect to shares of Series B Preferred Stock, as of any date of determination, all shares of Series B Preferred Stock outstanding as of such date; provided, however, that, in determining whether the holders of Series B Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, shares of Series B Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only shares of Series B Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Shares” shall have the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 17(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Acquiror Change of Control” shall have the meaning assigned to it in Section 7(m)(ii) hereof.

“Public Acquiror Common Stock” shall have the meaning assigned to it in Section 7(m)(ii) hereof.

“Publicly Traded Securities” shall have the meaning assigned to it in Section 11(a)(ii) hereof.

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“Purchase Agreement” means the Purchase Agreement, dated as of November 11, 2004, among the Corporation and the Initial Purchasers relating to the Series B Preferred Stock.

“Record Date” means (i) with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 7, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registrar” shall have the meaning assigned to it in Section 13 hereof.

“Registration Default Dividends” shall have the meaning assigned to it in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 17, 2004, among the Corporation and the Initial Purchasers relating to the Series B Preferred Stock.

“Restricted Stock Legend” shall have the meaning assigned to it in Section 15(a).

“Rights” shall have the meaning assigned to it in Section 10 hereof.

“Rights Plan” shall have the meaning assigned to it in Section 10 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning assigned to it in Section 3(c) hereof.

“Series B Preferred Stock Director” shall have the meaning assigned to it in Section 12(c) hereof.

“Shelf Registration Statement” shall have the meaning assigned to it in the Registration Rights Agreement.

“Spin-off” shall have the meaning assigned to it in Section 7(c) hereof.

“Stock Price” shall have the meaning assigned to it in Section 7(l)(i) hereof.

“Subsidiary” means “significant subsidiaries” of the Corporation as defined in Rule l-02 of Regulation S-X under the Securities Act.

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“Trading Day” means a day during which trading in securities generally occurs on the Nasdaq Stock Market or, if the applicable security is not listed on the Nasdaq Stock Market, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on the Nasdaq Stock Market or, if the applicable security is not quoted on the Nasdaq Stock Market, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on the Nasdaq Stock Market or such exchange or other trading market will count as a Trading Day).

“Transfer Agent” shall have the meaning assigned to it in Section 13 hereof.

“Voting Stock” shall have the meaning assigned to it in Section 11(b)(i) hereof.

3.  Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)  senior to the Common Stock and any other class or series of Preferred Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Junior Shares”);

(b)  on a parity with any other class or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Parity Shares”); and

(c)  junior to all existing and future indebtedness of the Corporation and to each class or series of Preferred Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Preferred Stock, the “Senior Shares”).

4.  Dividends. (a) Holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends on each share of Series B Preferred Share at the annual rate (the “Dividend Rate”) of 5% of the Liquidation Preference per share. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning February 15, 2005, in preference to and in priority over dividends on any Junior Shares but subject to the rights of any holders of Senior Shares or Parity Shares. All references in these Series B Terms to dividends or to a Dividend Rate shall be deemed to include Additional Dividends or to reflect any adjustment to the Dividend Rate applicable to the shares of Series B Preferred Stock pursuant to Section 4(h) hereof, as the case may be, if such Additional Dividends are then payable as described in Section 4(h).

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(b)  Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of the Series B Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated but unpaid dividends on the shares of Series B Preferred Stock will not bear interest.

(c)  If the Corporation fails to pay or to set apart funds to pay dividends on the shares of Series B Preferred Stock for any Dividend Period, then holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available therefor, dividends at a Dividend Rate per annum equal to:

5% + (N * (5%2) * 0.25

where:

N =	the number of Dividend Periods for which the Corporation has failed to pay or to set apart funds to pay dividends on the shares of Series B Preferred Stock,

for each subsequent Dividend Period until the Corporation has paid or provided for the payment of all dividends on the shares of Series B Preferred Stock for all Dividend Periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full (such accumulated and unpaid dividends for each prior Dividend Period to be paid at a Dividend Rate calculated based on the formula set forth above, where N will be equal to the number of Dividend Periods for which the Corporation has failed to pay or to set apart funds to pay dividends on the shares of Series B Preferred Stock determined as of, and for, each prior Dividend Period).

(d)  The amount of dividends payable for each full Dividend Period for the shares of Series B Preferred Stock shall be computed by dividing the Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter than a full Dividend Period, on the shares of Series B Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e)  No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any share of Outstanding Series B Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid or a sufficient sum set apart for the payment of such dividend, upon all Outstanding Series B Preferred Stock.

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(f)  No dividend or other distribution (other than a dividend or distribution payable solely in shares of a like or junior ranking or cash in lieu of fractional shares) may be declared, made or paid, or set apart for the payment, upon any Parity Shares or Junior Shares, nor shall any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by or on behalf of the Corporation (except by conversion into or exchange for shares of a like or junior ranking), unless all accumulated and unpaid dividends, shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for payment thereof is set apart for such payment, on the shares of Series B Preferred Stock and any Parity Shares for all Dividend Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the shares of Series  B Preferred Stock and any Parity Shares, dividends may be declared and paid on the shares of Series B Preferred Stock and such Parity Shares so long as the dividends are declared and paid pro rata so that amounts of dividends declared per share on the shares of Series B Preferred Stock and such Parity Shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per shares of Series B Preferred Stock and such other Parity Share bear to each other.

(g)  (i)The Corporation may pay dividends, at its option, in cash, shares of Common Stock or any combination thereof. Shares of Common Stock delivered to the Transfer Agent on behalf of the holders of the shares of Series B Preferred Stock will be sold automatically on the holders’ behalf for cash. By purchasing the shares of Series B Preferred Stock, holders are deemed to appoint the Transfer Agent as their agent for any such sale and the Transfer Agent will serve as the designated agent of the holders of the shares of Series B Preferred Stock in making any such sales. If the Corporation pays dividends by delivering shares of Common Stock to the Transfer Agent, the Corporation must deliver to the Transfer Agent a number of shares of Common Stock which, when sold by the Transfer Agent on the holders’ behalf, will result in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable.

(ii)  If the Corporation pays dividends in shares of Common Stock by delivering them to the Transfer Agent, those shares will be owned beneficially by the holders of the shares of Series B Preferred Stock upon delivery to the Transfer Agent, and the Transfer Agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders until the Dividend Payment Date at which time a proportion of the net cash proceeds equal to the non-cash component of the declared dividend will be distributed to the holders entitled thereto with any remainder to continue to be held by the Transfer Agent for the exclusive benefit of the holders and pooled with the net cash proceeds from future sales of shares of Common Stock delivered to the Transfer Agent pursuant to this subsection (g). If a registered holder as of a particular Record Date provides an irrevocable notice to the Transfer Agent at least 30 days prior to the applicable Dividend Payment Date not to sell shares of Common Stock held on behalf of that holder, to the extent the Corporation elects to pay such dividends by delivering shares of Common Stock to provide cash to pay all or a portion of the dividends payable to such holder, the Transfer Agent will deliver to or for the account of the holder promptly after their receipt by the Transfer Agent, shares of Common Stock having the value of the dividend payment calculated based on an aggregate average Closing Sale Price over the five Trading Day period ending on the third Business Day prior to the applicable Dividend Payment Date. Shares of Common Stock paid as dividends by delivery to or for the account of the holder, as described above, will (A) be treated as restricted securities, (B) bear a legend to that effect, (C) will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of the Depositary and (D) not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. No fractional shares of Common Stock will be issued to pay dividends. Instead of issuing fractional shares, the Corporation will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the shares of Common Stock on the Trading Day preceding the date shares of Common Stock are issued to pay dividends.

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(iii)  In order to pay dividends on any Dividend Payment Date in shares of Common Stock, (A) the shares of Common Stock delivered to the Transfer Agent shall have been duly authorized, (B) the Corporation shall have provided to the Transfer Agent an effective registration statement under the Securities Act permitting the immediate sale of the shares of Common Stock in the public market, (C) the shares of Common Stock, once purchased by the purchasers thereof, shall be validly issued, fully paid and nonassessable and (D) such shares shall have been registered under the Exchange Act, if required, and shall be listed or admitted for trading on each United States securities exchange or market on which the shares of Common Stock are then listed.

(h)  The Dividend Rate on the shares of Series B Preferred Stock for the relevant period will be increased by the amount of Registration Default Dividends (the “Additional Dividends”), if any, in accordance with the Registration Rights Agreement. Following the cure of all registration defaults, the accumulation of Additional Dividends with respect to the shares of Series B Preferred Stock shall cease in accordance with the terms of the Registration Rights Agreement. Additional Dividends payable by the Corporation, shall be payable to the record holders of shares of Series B Preferred Stock on each Dividend Payment Date in the manner provided for the payment of regular dividends.

5.  Liquidation Preference. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation resulting in a distribution of assets to holders of shares of any class or series of Capital Stock, each holder of shares of Series B Preferred Stock shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the aggregate Liquidation Preference attributable to the shares held by such holder, plus an amount equal to all accumulated and unpaid dividends on those shares from, and including, the immediately preceding Dividend Payment Date to, but excluding, the date of liquidation, dissolution or winding up, before any distribution is made on any Junior Shares, including shares of Common Stock. After payment in full of the aggregate Liquidation Preference and an amount equal to all accumulated and unpaid dividends to which holders of shares of Series B Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the shares of Series B Preferred Stock and all other Parity Shares are not paid in full, the holders of shares of Series B Preferred Stock and all other Parity Shares shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid dividends, if any, to which each such holder is entitled.

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(b)  Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the DGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

6.  Conversion. (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 6 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time.

(b)  Conversion Procedures. (i) Conversion of the shares of Series B Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Transfer Agent, as may be designated by the Board of Directors, of the certificate or certificates for such shares of Series B Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (in the form provided by the Corporation for such purpose) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Transfer Agent and (B) if required pursuant to Section 6(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred Stock pursuant hereto. The conversion of the shares of Series B Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion. As promptly as practicable after the Conversion Date and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of the shares of Series B Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of the shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the shares of Series B Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

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(ii)  Anything herein to the contrary notwithstanding, in the case of shares of Global Preferred Stock, Notices of Conversion may be delivered to, and the shares of Series B Preferred Stock representing beneficial interests in respect of such shares of Global Preferred Stock may be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

(c)  Dividend and Other Payments Upon Conversion. (i) If a holder of shares of Series B Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. Holders of shares of Series B Preferred Stock who convert their shares into shares of Common Stock will not be entitled to, nor will the Conversion Rate be adjusted for, any accumulated and unpaid dividends. Instead, accumulated dividends, if any, will be canceled. Shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any Record Date for the payment of dividends declared and before the opening of business on the corresponding Dividend Payment Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date. A holder of the shares of Series B Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on the shares of Series B Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of the shares of Series B Preferred Stock for conversion. Except as provided in this clause with respect to a voluntary conversion, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on shares of Common Stock issued upon conversion.

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(ii)  Notwithstanding the foregoing, if the shares of Series B Preferred Stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and the Corporation has designated a Fundamental Change Purchase Date during such period, then any holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of the shares of Series B Preferred Stock for conversion.

(d)  Fractional Shares. In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the shares of Common Stock on the Trading Day preceding the Conversion Date, rounded to the nearest whole cent.

(e)  Total Shares. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of the shares of Series B Preferred Stock so surrendered.

(f)  Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:

(i)  at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of the shares of Series B Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of Series B Preferred Stock;

(ii)  prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series B Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the shares of Series B Preferred Stock hereunder); and

(iii)  ensure that all shares of Common Stock delivered upon conversion of the shares of Series B Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

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7.  Conversion Rate Adjustments. The Conversion Rate (and each of the Stock Prices set forth in the table in Section 7(l)(ii) used to determine the number shares of Additional Common Stock issuable to a holder of shares of Series B Preferred Stock upon conversion of shares of Series B Preferred Stock in connection with a transaction described in clause (iv) of the definition of Fundamental Change in Section 11(b), if applicable) shall be adjusted from time to time by the Corporation as follows:

(a)  If shares of Common Stock are issued as a dividend or distribution on shares of Common Stock, or if a share split or share combination is effected, the Conversion Rate will be adjusted based on the following formula:

CR(1) = C R (0) x	OS (1)
OS (0)

where,

CR(o)    = the Conversion Rate in effect immediately prior to such event

CR(1)    = the Conversion Rate in effect immediately after such event

OS(o)    = the number of shares of Common Stock outstanding immediately prior to such event

OS(1)    = the number of shares of Common Stock outstanding immediately after such event

An adjustment made pursuant to this subsection (a) shall become effective on the date immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)  If any rights, warrants or options are issued to all or substantially all holders of shares of Common Stock entitling them for a period of not more than 60 days to subscribe for or purchase shares of Common Stock, or securities convertible into shares of Common Stock, in either case at a price per share or a conversion price per share less than the Closing Sale Price of shares of Common Stock on the Trading Day immediately preceding the day on which such issuance is announced, the Conversion Rate will be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

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CR(1) = CR(0) x	OS(o)+X
OS(o)+X

where,

CR(o)              =      the Conversion Rate in effect immediately prior to such event

CR(1)           =      the Conversion Rate in effect immediately after such event

                  OS(o)            =      the number of shares of Common Stock outstanding immediately prior to such event

X    =    the total number of shares of Common Stock issuable h eventpursuant to such rights, warrants or options

Y    =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the record date for the issuance of such rights, warrants or options

An adjustment made pursuant to this subsection (b) shall be made successively whenever such rights, warrants or options are issued, and shall become effective on the day following the date of announcement of such issuance. If at the end of the period during which such rights, warrants or options are exercisable, not all rights, warrants or options have been exercised, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

In determining whether such rights, warrants or options entitle the holder to subscribe for or purchase shares of Common Stock at less than the average Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)  If shares of the Corporation’s Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation is distributed to all or substantially all holders of Common Stock, excluding:

(i)  dividends, distributions and rights, warrants, options or securities referred to in clause (a) or (b) above; and

(ii)  dividends or distributions in cash referred to in clause (d) below;

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then the Conversion Rate will be adjusted based on the following formula:

CR(1) = CR(0) x	SP(o)
SP(o)- FMV

where,

CR(o)	=	the Conversion Rate in effect immediately prior to such distribution

CR(1)	=	the Conversion Rate in effect immediately after such distribution

SP(o)	=	the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex dividend date for such distribution

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding shares of Common Stock on the ex dividend date for such distribution

An adjustment made pursuant to the above paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of shareholders entitled to receive such distribution.

With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on shares of Common Stock of shares of the Corporation’s Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Corporation or other business unit (a “Spin-off”), the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR(1) = CR(0) x	FMV+MP(o)
MP(o

where,

CR(o)	=	the Conversion Rate in effect immediately prior to such distribution

CR(1)	=	the Conversion Rate in effect immediately after such distribution

FMV	=	the average of the Closing Sale Prices of the Corporation’s Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one Common Share over the first 10 Trading Days after the effective date of the Spin-off

MP(o)	=	the average of the Closing Sale Prices of shares of Common Stock over the first 10 consecutive Trading Days after the effective date of the Spin-off

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(d)  If any cash dividend or distribution is made to all or substantially all holders of shares of Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR(1) = CR(0) x	SP(o)
SP(o) - C

where,

CR(o)	=	the Conversion Rate in effect immediately prior to the record date for such distribution

CR(1)	=	the Conversion Rate in effect immediately after the ex dividend date for such distribution

SP(o)	=	the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date of such distribution

C	=	the amount in cash per share the Corporation distributes to holders of shares of Common Stock

An adjustment made pursuant to this subsection (d) shall become effective on the date immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution. If any dividend or distribution described in this subsection (d) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e)  The Conversion Rate will be increased if the Corporation or any of its Subsidiaries purchases shares of Common Stock pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the Closing Sale Price of shares of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer (the “Expiration Time”). The Conversion Rate will be increased based on the following formula:

CR(1) = CR(0) x	AC+(SP(1)xOS(1))
SP(1) x OS(0)

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where,

CR(o)    = the Conversion Rate in effect on the date such tender offer or exchange offer expires

CR(1)    = the Conversion Rate in effect on the day immediately after the date such tender offer or exchange offer expires

AC        = the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for all shares of
                                Common Stock that the Corporation or one of its Subsidiaries purchases in the tender offer or exchange offer

OS(o)    = the number of shares of Common Stock outstanding immediately prior to the date such tender offer or exchange offer expires

OS(1)    = the number of shares of Common Stock outstanding immediately after the date such tender offer or exchange offer expires

SP(1)    = the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days commencing on the Trading Day immediately after the date such tender offer or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made. To the extent that the Corporation adopts any shareholder rights plan, upon conversion of shares of the Series B Preferred Stock into shares of Common Stock, holders of the Series B Preferred Stock will receive, in addition to shares of common stock, the rights under the rights plan unless the rights have separated from shares of the common stock at the time of conversion, in which case the conversion rate will be adjusted as if the Corporation distributed to all holders of shares of common stock, shares of Capital Stock, evidences of indebtedness or assets or property as described in this Section 7. Any adjustment made pursuant to this subsection (e) shall become effective on the date immediately following the Expiration Time. If the company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f)  Notwithstanding the foregoing provisions of this Section 7, no adjustment shall be made to the Conversion Rate, nor shall an adjustment be made to the ability of a holder of shares of Series B Preferred Stock to convert, for any distribution therein, if the holders of shares of Series B Preferred Stock will otherwise participate in the distribution without conversion solely as a holder of shares of Series B Preferred Stock.

(g)  Except as stated in this Section 7, no adjustment to the Conversion Rate will be made for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, including:

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(i)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)  upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries;

(iii)  upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in (ii) above and outstanding as of the date the shares of Series B Preferred Stock were first issued;

(iv)  for a change in the par value of the shares of Common Stock; or

(v)  for accrued and unpaid dividends.

(h)  The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 7 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of at least 20 days. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of shares of Series B Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i)  No adjustment in the Conversion Rate shall be required unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 7(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and the Corporation shall make such carried forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), within one year of the first such adjustment carried forward or if the Corporation has called the shares of Series B Preferred Stock for mandatory conversion. All calculations under this Section 7 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.

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(j)  Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Transfer Agent shall have received such Officer’s certificate, the Transfer Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of shares of Series B Preferred Stock at its last address appearing in the stock register within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)  For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 7.

(l)  Adjustment to Conversion Rate upon Certain Fundamental Changes. (i) If and only to the extent that a holder of shares of Series B Preferred Stock elects to convert their shares of Series B Preferred Stock in connection with a transaction described in clause (iv) of the definition of Fundamental Change in Section 11(b) pursuant to which 10% or more of the consideration for the shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of a dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash, securities or other property that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq Stock Market, the Corporation will increase the Conversion Rate by a number of additional shares of Common Stock (the “Additional Common Stock”) as set forth in this subsection (l). A holder of shares of Series B Preferred Stock may only elect to convert their shares of Series B Preferred Stock in connection with such a Fundamental Change transaction at any time, from and after the date which is 15 days prior to the anticipated effective date of such Fundamental Change transaction until and including the date which is 15 days after the Effective Date of such Fundamental Change transaction (or, if such transaction also results in a holder having the right to require the Corporation to repurchase their shares of Series B Preferred Stock, until the Fundamental Change Purchase Date). The number of shares of Additional Common Stock will be determined by reference to the table set forth in subsection (l)(ii) below, based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of Common Stock in such Fundamental Change transaction. If holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Price of the shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction. The Stock Prices set forth in the table below will be adjusted as of any date on which the Conversion Rate is adjusted. On such date the Stock Prices shall be adjusted by multiplying the Stock Prices applicable immediately prior to such Conversion Rate adjustment, by a fraction, the numerator of which shall be the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment, and the denominator of which is the Conversion Rate so adjusted.

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(ii)  The following table sets forth the hypothetical Stock Price and number of shares of Additional Common Stock issuable per share of Series B Preferred Stock:

	Stock Price
Effective Date of Fundamental Change	$10.11	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00	$30.00	$40.00	$50.00
November 17, 2004	13.8056	9.3063	6.3835	4.4630	3.1439	2.2105	1.5372	0.6865	0.0200	0.0000
November 15, 2005	13.3149	8.9043	6.0548	4.1982	2.9330	2.0438	1.4066	0.6092	0.0061	0.0000
November 15, 2006	12.7021	8.3607	5.5976	3.8238	2.6317	1.8048	1.2196	0.4998	0.0000	0.0000
November 15, 2007	11.9054	7.5995	4.9293	3.2656	2.1802	1.4484	0.9443	0.3471	0.0000	0.0000
November 15, 2008	10.9257	6.5039	3.8837	2.3619	1.4470	0.8797	0.5188	0.1317	0.0000	0.0000
November 15, 2009	11.1342	5.9377	2.5370	0.6709	0.0516	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2010	10.9318	5.8238	2.4181	0.5512	0.0096	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2011	10.9560	5.8350	2.4225	0.5524	0.0096	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2012	11.0068	5.8660	2.4405	0.5626	0.0167	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2013	11.0557	5.8938	2.4560	0.5688	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2014	10.7188	5.5154	2.1069	0.3907	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(iii)  The Stock Prices and shares of Additional Common Stock set forth above are based upon a Common Share price of $10.11 at November 17, 2004 and an initial Conversion Price of $11.75. The exact Stock Price and Effective Date may not be set forth on the table above, in which case if the Stock Price is:

(A)  between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the number of shares of Additional Common Stock will be determined by straight-line interpolation between the number of shares of Additional Common Stock set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(B)  in excess of $50.00 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion; or

(C)  less than $10.11 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion.

(m)  Conversion After a Public Acquirer Change of Control. (i) In the event of a Public Acquirer Change of Control (as defined below), the Corporation may, in lieu of increasing the Conversion Rate pursuant to Section 7(l), elect to adjust the Conversion Rate such that, from and after the Effective Date of such Public Acquirer Change of Control, the holders of the shares of Series B Preferred Stock will be entitled to convert their shares of Series B Preferred Stock into a number of shares of Public Acquirer Common Stock (as defined below) by adjusting the Conversion Rate in effect immediately before the Public Acquirer Change of Control based on the following formula:

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CR(1) = CR(0) x	FMV
SP(0)

where,

CRo       =     the Conversion Rate in effect immediately prior to such event

CR1     =    the Conversion Rate in effect immediately after such event

FMV   =    (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which shares of Common Stock are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by the Board of
                                   Directors) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of shares of Common Stock for the five consecutive Trading Days prior to the Trading Day immediately preceding the effective date of the Public Acquirer Change of Control

SPo    =    the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days prior to the Trading Day immediately preceding the effective date of the Public Acquirer Change of Control

(ii)  If the Corporation elects to adjust the conversion rate and conversion obligation in connection with a public acquirer change of control, holders of Series B Preferred Stock will not have the right to require us to repurchase their notes pursuant to Section 11 or to convert at an adjusted conversion rate as described in Section 7(l). For the purposes of this subsection (n) “Public Acquirer Change of Control” means any event constituting a Fundamental Change that would otherwise obligate the Corporation to increase the Conversion Rate pursuant to Section 7(l) in which the acquirer has a class of Common Stock traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“Public Acquirer Common Stock”). If an acquirer does not itself have a class of Common Stock satisfying the foregoing requirement, it will be deemed to have “Public Acquirer Common Stock” if either (1) a direct or indirect majority-owned subsidiary of the acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of Common Stock satisfying the foregoing requirement; and in each case such person has taken all necessary action to ensure that upon conversion of the shares of Series B Preferred Stock into such class of Common Stock, such class of Common Stock will not be treated as “restricted securities,” and will otherwise be eligible for immediate sale in the public market by non-affiliates of the Corporation absent a registration statement, and then all references to Public Acquirer Common Stock shall refer to such class of Common Stock. Majority-owned for purposes of this provision means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s Common Stock that are entitled to vote generally in the election of directors.

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(iii)  Upon a Public Acquirer Change of Control, the Corporation may elect to permit holders to convert their shares of Series B Preferred Stock (subject to the satisfaction by the holders of the conditions to conversion in Section 6 and the exercise by the holders of their right to convert in accordance with this Section 7 within the period specified by the Corporation in the Fundamental Change Notice, but regardless of whether or not such holders convert, such holders will not be entitled to the increased Conversion Rate pursuant to Section 7(l).

We must give notice to all holders of shares of Series B Preferred Stock at least 15 trading days prior to the anticipated effective date of such a Fundamental Change and whether we will elect to increase the conversion rate as described in Section 7(l) hereof or adjust the conversion rate as described in section 7(m) hereof. We must also give notice to all holders of shares of Series B Preferred Stock that such a fundamental change as become effective.

8.  Mandatory Conversion. (a) At any time on or after November 20, 2009, the Corporation shall have the right, at its option, to cause the shares of Series B Preferred Stock, in whole but not in part, to be automatically converted into that number of whole shares of Common Stock for each share of Series B Preferred Share equal to the prevailing Conversion Rate, with any resulting fractional share of Common Stock to be settled in accordance with Section 6(d). The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Closing Sale Price of the shares of Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30-Trading Day period, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).

(b)  To exercise the mandatory conversion right described in Section 8(a), the Corporation must issue a press release for publication through a public medium that is customary for such press releases prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of shares of Series B Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the shares of Series B Preferred Stock. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be not less than 15 days or more than 30 days after the date on which the Corporation issues the press release described in this Section 8(b).

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(c)  In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; (iii) the number of shares of Series B Preferred Stock to be converted; and (iv) that dividends on the shares of Series B Preferred Stock to be converted will cease to accrue on and after the Mandatory Conversion Date.

(d)  On and after the Mandatory Conversion Date, dividends will cease to accrue on the shares of Series B Preferred Stock called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such shares of Series B Preferred Stock will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof and cash, in lieu of any fractional share of Common Stock in accordance with Section 6(d). The dividend payment with respect to the shares of Series B Preferred Stock called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such shares of Series B Preferred Stock have been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 8(a), no payment or adjustment will be made upon conversion of shares of Series B Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the shares of Common Stock issued upon such conversion.

(e)  The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(b) unless, prior to giving the notice of the mandatory conversion, all accumulated and unpaid dividends on the shares of Series B Preferred Stock for Dividend Periods ending on or prior to the date of such mandatory conversion notice shall have been paid in cash, shares of Common Stock, or any combination thereof.

(f)  In addition to the mandatory conversion right described in Section 8(a), if there are less than 7,500 shares of Series B Preferred Stock Outstanding, the Corporation shall have the right, at any time on or after November 20, 2009, at its option, to cause the shares of Series B Preferred Stock to be automatically converted into that number of whole shares of Common Stock equal to the then prevailing Conversion Rate. The provisions of clauses (b), (c), (d) and (e) of this Section 8 shall apply to any such mandatory conversion.

9.  Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. (a) If the Corporation (i) reclassifies or changes its Common Stock (other than changes in par value or resulting from a subdivision or combination), (ii) consolidates or combines with or merges into or is a party to a binding share exchange with any Person or (iii) sells or conveys to another Person all or substantially all of the Corporation’s property and assets, and as a result of which the holders of shares of Common Stock receive (or the shares of Common Stock are converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock, then, following such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance, each share of Series B Preferred Share then Outstanding will, without the consent of any holder of shares of Series B Preferred Stock, be convertible at any time at the option of the holder thereof only into the kind and amount of shares of stock, other securities, other property or assets (including cash or any combination thereof) receivable, upon such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock were convertible immediately prior thereto, after giving effect to any adjustment event. In such a case, any increase in the Conversion Rate by shares of Additional Common Stock as described in Section 7(l) will not be payable in shares of Common Stock, but will represent a right to the aggregate amount of securities, cash and other property into which the shares of Additional Common Stock would convert upon such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance. Notwithstanding the first sentence of this Section 9(a), if the Corporation elects to adjust the Conversion Rate and the Corporation’s conversion obligation as described in Section 7(m), the provisions described in that Section will apply instead of the provisions described in the first sentence of this Section 9(a).

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(b)  The Corporation shall cause notice of the application of this Section 9 to be delivered to each holder of the shares of Series B Preferred Stock at the address of such holder as it appears in the Corporation’s stock register within 15 days after the occurrence of any of the events specified in Section 9(a) and shall issue a press release containing such information and publish such information on its web site. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 9.

(c)  The above provisions of this Section 9 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 7 shall apply to any shares of Capital Stock received by the holders of shares of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 9 applies to any event or occurrence, Section 7 shall not apply to such event or occurrence.

10.  Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of the shares of Series B Preferred Stock shall be entitled to receive the appropriate number of shares of Common Stock or preferred stock purchase rights, as the case may be, including without limitation, the rights under the Rights Plan (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the shares of Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). Provided that such Rights Plan requires that each share of Common Stock issued upon conversion of the shares of Series B Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in the Series B Terms, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 7(c) upon the separation of the Rights from the shares of Common Stock.

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11.  Purchase Option of the Holder upon Certain Fundamental Changes. (a) Repurchase Right. (i) If a Fundamental Change occurs, each holder of shares of Series B Preferred Stock shall have the right, at the option of the holder thereof, but subject to Section 11(j), to require the Corporation to purchase, and upon exercise of such right the Corporation shall purchase all or a portion of such holder’s shares of Series B Preferred Stock on the date (the “Fundamental Change Purchase Date”) that is 45 days after the date of the Fundamental Change Notice for an amount equal to the sum of 100% of the Liquidation Preference of the shares of Series B Preferred Stock to be repurchased, plus any accrued and unpaid dividends to, but excluding, the Fundamental Change Purchase Date (“Fundamental Change Purchase Price”).

(ii)  Notwithstanding the foregoing provisions of Section 11(a), holders of the shares of Series B Preferred Stock will not have the right to require the Corporation to repurchase the shares of Series B Preferred Stock (and the Corporation will not be required to deliver a Fundamental Change Notice) if (A) the Closing Sale Price per share of Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately before the later of the Fundamental Change or the public announcement of the Fundamental Change, equals or exceeds 105% of the Conversion Price of the shares of Series B Preferred Stock in effect immediately before the Fundamental Change or the public announcement of the Fundamental Change, (B) at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“Publicly Traded Securities”) and as a result of this transaction or transactions the shares of Series B Preferred Stock become convertible into such Publicly Traded Securities, (C) with respect to clause (iv) in the definition of Fundamental Change in subsection (b), the transaction is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving Person.

(iii)  For the purposes of the above clause the term “capital stock” of any Person means any and all shares (including ordinary shares or American depositary shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

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(iv)  The Corporation will not be required to repurchase any shares of Series B Preferred Stock upon the occurrence of a Fundamental Change if a third party makes an offer to purchase the shares of Series B Preferred Stock in the manner, at the price, at the times and otherwise in compliance with the requirements described in this Section 11 and purchases all shares of Series B Preferred Stock validly tendered and not withdrawn.

(v)  Under Delaware law, the Corporation may repurchase shares of the Series B Preferred Stock only if the Corporation’s total assets would be greater than the sum of its total liabilities plus, unless the Certificate of Incorporation of the Corporation permits otherwise, the amount needed, if the Corporation were to be dissolved at the time of the repurchase, to satisfy the preferential rights, upon dissolution, of shareholders whose preferential rights on dissolution are superior to the holders of shares of the Series B Preferred Stock.

(b)  Definition of Fundamental Change. A “Fundamental Change” shall be deemed to have occurred at such time after the shares of Series B Preferred Stock are originally issued that any of the following events shall occur:

(i)  any “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a person shall be deemed to have acquired “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Corporation’s Capital Stock then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency (the “Voting Stock”);

(ii)  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors of the Corporation, or whose nomination for election by the shareholders of the Corporation, was approved by a vote of at least 66 2/3% of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office;

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(iii)  the termination of trading of shares of Common Stock, which shall be deemed to have occurred at any time after the shares of Series B Preferred Stock are originally issued that shares of Common Stock (or other Common Stock into which the shares of Series B Preferred Stock are then convertible) are not approved for trading or quoted on the Nasdaq Stock Market or any other U.S. securities exchange or another established over-the counter trading market in the United States; or

(iv)  the Corporation consolidates with, or merges with or into, another Person or another Person merges with or into the Corporation or the Corporation sells, assigns, transfers, leases (other than pursuant to an operating lease entered into in the ordinary course of business), conveys or otherwise disposes of all or substantially all of its assets and the assets of the Subsidiaries of the Corporation, taken as a whole, to any Person and, in the case of any such merger or consolidation, the Corporation’s Capital Stock that is outstanding immediately prior to such transaction and which represents 100% of the aggregate voting power of the Voting Stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Capital Stock is changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person.

(c)  Fundamental Change Notice. At least 15 Trading Days prior to the anticipated effective date of a Fundamental Change and again within 15 days after the occurrence of a Fundamental Change, the Corporation shall mail a written notice of the Fundamental Change (the “Fundamental Change Notice”) by first-class mail to each holder of shares of Series B Preferred Stock at the address shown for each holder on the Corporation’s stock register (and to beneficial owners as required by applicable law). The Fundamental Change Notice shall include a form of Fundamental Change Purchase Notice to be completed by the holder of shares of Series B Preferred Stock and shall state, if applicable:

(i)  briefly, the events causing the Fundamental Change, the nature of the Fundamental Change and the date of such Fundamental Change and the repurchase right arising as a result of the Fundamental Change;

(ii)  whether the Fundamental Change falls under clause (iv) of the definition of Fundamental Change, in which case the conversion adjustments described in Section 7(l) hereof will be applicable;

(iii)  the date by which the Fundamental Change Purchase Notice pursuant to this Section 11 must be given;

(iv)  the Fundamental Change Purchase Date;

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(v)  the Fundamental Change Purchase Price per share of Series B Preferred Share;

(vi)  the name and address of the Transfer Agent;

(vii)  the then existing Conversion Rate and any adjustments thereto;

(viii)  that shares of Series B Preferred Stock as to which a Fundamental Change Purchase Notice has been given may only be converted into shares of Common Stock to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the Series B Terms;

(ix)  that the shares of Series B Preferred Stock must be delivered to the Transfer Agent together with a Fundamental Change Purchase Notice to collect payment;

(x)  that the Fundamental Change Purchase Price for any share of Series B Preferred Stock as to which a Fundamental Change Purchase Notice has been duly given will be paid promptly following the later of the Fundamental Change Purchase Date and the time of delivery of such share of Series B Preferred Stock as described in clause (viii) above;

(xi)  briefly, the procedures the holder of shares of Series B Preferred Stock must follow to exercise rights under this Section 11 and the procedures for withdrawing a Fundamental Change Purchase Notice; and

(xii)  the CUSIP number(s) of the shares of Series B Preferred Stock.

Simultaneously with providing such notices, the Corporation will issue a press release and publish the information regarding such Fundamental Change through a public medium customary for such press releases.

(d)  Fundamental Change Purchase Notice. A holder of shares of Series B Preferred Stock may exercise its rights specified in Section 11(a) upon delivery of a written notice (a “Fundamental Change Purchase Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Fundamental Change Purchase Date, together with book-entry transfer or delivery of the shares of Series B Preferred Stock with respect to which the right is being exercised, stating:

(A)  if shares of certificated Series B Preferred Stock have been issued, the certificate numbers (or, if the shares of Series B Preferred Stock are not certificated, the Fundamental Change Purchase Notice must comply with appropriate Depository procedures);

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(B)  number of shares of Series B Preferred Stock to be repurchased; and

(C)  that the shares of Series B Preferred Stock are to be repurchased by the Corporation pursuant to the applicable provisions of this Section 12 and, if applicable, of the certificate evidencing shares of the Series B Preferred Stock.

(e)  Withdrawal of Fundamental Change Purchase Notice. Notwithstanding anything herein to the contrary, a holder of shares of Series B Preferred Stock may withdraw a Fundamental Change Purchase Notice in whole or in part at any time prior to the close of business on the Business Day before the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Transfer Agent specifying:

(i)  the number of shares of Series B Preferred Stock being withdrawn;

(ii)  if shares of certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock (or, if the shares of Series B Preferred Stock are not certificated, the withdrawal notice must comply with appropriate Depositary procedures); and

(iii)  the number of shares, if any, of Series B Preferred Stock which remain subject to the original Fundamental Change Purchase Notice.

If a Fundamental Change Purchase Notice is delivered to the Transfer Agent and subsequently withdrawn by the holder of shares of Series B Preferred Stock pursuant to this Section 12, then the Corporation will not be obligated to repurchase the shares of Series B Preferred Stock specified as withdrawn in the written notice of withdrawal.

(f)  Effect of Fundamental Change Purchase Notice. Upon receipt by the Transfer Agent of the Fundamental Change Purchase Notice, the holder of the shares of Series B Preferred Stock in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified above) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such shares of Series B Preferred Stock, subject to book-entry transfer or delivery of the shares of Series B Preferred Stock, together with any necessary endorsements to the Transfer Agent. Such Fundamental Change Purchase Price shall be paid to such holder promptly on the later of (a) the Fundamental Change Purchase Date with respect to such shares of Series B Preferred Stock or (b) the time of delivery of such shares of Series B Preferred Stock to the Transfer Agent by the holder thereof in the manner required by this Section 11. Shares of Series B Preferred Stock in respect of which a Fundamental Change Purchase Notice has been given by the holder thereof may not be converted into shares of Common Stock on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in Section 11(e) above.

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(g)  Payment of Fundamental Change Purchase Price.

(i)  The Corporation may, at its option, elect to pay the Fundamental Change Purchase Price in cash or, in shares of Common Stock valued at a discount of 5% from the Market Price of the shares of Common Stock, or any combination thereof; provided that the Corporation may pay such Fundamental Change Purchase Price in shares of Common Stock only if such shares are registered under the Securities Act and are eligible for immediate sale in the public market by non-affiliates of the Corporation.

(ii)  On the Fundamental Change Purchase Date set forth in the Fundamental Change Notice mailed to holders pursuant to Section 11(c), the Corporation will, to the extent lawful, (i) repurchase all shares of Series B Preferred Stock properly tendered and (ii) deposit with the Transfer Agent an amount equal to the Fundamental Change Purchase Price of the shares of Series B Preferred Stock so tendered. The Transfer Agent shall promptly mail or deliver to each holder of shares of Series B Preferred Stock so tendered the applicable payment for those shares of Series B Preferred Stock, and the Transfer Agent shall promptly countersign and mail or deliver to each holder certificates representing, or cause to be transferred by book-entry to each holder, new shares of Series B Preferred Stock equal to any portion of the shares of Series B Preferred Stock not tendered for repurchase by the Corporation, if any.

(iii)  If the Paying Agent holds money or shares of Common Stock sufficient to pay the Fundamental Change Purchase Price, then, on and after the Fundamental Change Purchase Date (A) the shares of Series B Preferred Stock repurchased by the Corporation will cease to be Outstanding, (B) such shares of Series B Preferred Stock will cease to accumulate dividends, and (C) all other rights of the holder in respect of such shares of Series B Preferred Stock will terminate, other than the right to receive the Fundamental Change Purchase Price, whether or not book-entry transfer of the shares of Series B Preferred Stock has been made or the shares of Series B Preferred Stock have been delivered to the Paying Agent.

(h)  Repayment to the Corporation. The Paying Agent shall return to the Corporation any cash and shares of Common Stock that remain unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 11 exceeds the aggregate Fundamental Change Purchase Price of the shares of Series B Preferred Stock or portions thereof which the Corporation is obligated to purchase as of the Fundamental Change Purchase Date, then on the Business Day following the Fundamental Change Purchase Date, the Paying Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

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(i)  Exchange Act Compliance. The Corporation will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of an offer by the Corporation to repurchase the shares of Series B Preferred Stock upon a Fundamental Change. The Corporation will file a Schedule TO or any other schedule required in connection with any offer by the Corporation to repurchase the shares of Series B Preferred Stock upon a Fundamental Change.

(j)  The right of the holders of shares of Series B Preferred Stock described in this Section 11 will be subject to the Corporation’s and its Subsidiaries’ obligations to repay or repurchase all of their debt obligations or shares of preferred stock required to be repurchased or repaid in connection with a transaction or event that constitutes a Fundamental Change and to any contractual restrictions contained in the Corporation’s or any of its Subsidiaries’ indebtedness. When the Corporation shall have satisfied these obligations or these obligations are no longer applicable to the Corporation or any of its Subsidiaries and, subject to the legal availability of funds for this purpose, the Corporation shall then repurchase all shares of Series B Preferred Stock tendered for purchase by the Corporation upon a Fundamental Change pursuant to this Section

12.  Voting Rights.

(a)  The holders of record of the shares of Series B Preferred Stock shall not have any voting rights except as hereinafter provided in this Section 12.

(b)  So long as any shares of Series B Preferred Stock remain Outstanding, the Corporation will not, without the consent of the holders of at least two-thirds of the shares of Series B Preferred Stock Outstanding at the time, voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of shares ranking senior to the shares of Outstanding Series B Preferred Stock as to dividends or upon liquidation. In addition, the Corporation will not amend, alter or repeal provisions of the Corporation’s certificate of incorporation, including the Series B Terms relating to the shares of Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely amend, alter or affect any power, preference or special right of the shares of Outstanding Series B Preferred Stock or the holders thereof without the affirmative vote of not less than two-thirds of the issued and Outstanding shares of Series B Preferred Stock; provided, however, that any increase in the amount of the authorized shares of Common Stock or authorized shares of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the Series B Preferred Stock as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

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(c)  If at any time (1) dividends on any shares of Series B Preferred Stock or any other class or series of Parity Shares shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Fundamental Change Purchase Price when due, then, in each case, the holders of shares of Series B Preferred Stock (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect two directors, in addition to those directors on the Board of Directors at such time (each, a “Series B Preferred Stock Director”) at the next annual meeting of shareholders (or at a special meeting of the Corporation’s shareholders called for such purpose, whichever is earlier) and each subsequent meeting until the Fundamental Change Purchase Price or all dividends accumulated on the shares of Series B Preferred Stock have been fully paid or set aside for payment. The term of office of such Series B Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of shares of Series B Preferred Stock to vote for directors. Each holder of the shares of Series B Preferred Stock will have one vote for each share of Series B Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the shares of Series B Preferred Stock pursuant to this Section 12(c), or if a vacancy shall exist in the office of any Series B Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least twenty-five percent (25%) of the shares of Outstanding Series B Preferred Stock addressed to the Chairman of the Board of Directors of the Corporation shall, call a special meeting of the holders of the shares of Series B Preferred Stock (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Series B Preferred Stock Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Series B Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the shares of Outstanding Series B Preferred Stock shall be required to constitute a quorum of such Series B Preferred Stock. Any vacancy occurring in the office of a Series B Preferred Stock Director may be filled by the remaining Series B Preferred Stock Director unless and until such vacancy shall be filled by the holders of the shares of Series B Preferred Stock and all other Parity Shares having like voting rights, as provided above. The Series B Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of shares of Series B Preferred Stock and Parity Shares having like voting rights to vote as a class for Series B Preferred Stock Directors as herein provided, and upon such termination, the Series B Preferred Stock Directors then in office shall forthwith resign.

13.  Transfer Agent and Registrar. The duly appointed Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the shares of Series B Preferred Stock shall be Continental Stock Transfer and Trust Company, New York, New York. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

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14.  Currency. All shares of Series B Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

15.  Form. (a) The shares of Series B Preferred Stock shall be issued in the form of one or more permanent global shares of Series B Preferred Stock (each, a “share of Global Preferred Stock”) in definitive, fully registered form with the global legend (the “Global Stock Legend”) and, until such time as otherwise determined by the Corporation and the Registrar, the restricted stock legend (the “Restricted Stock Legend”), each as set forth on the form of Series B Preferred Stock Certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of the Series B Terms. The share of Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The share of Global Preferred Stock shall be deposited on behalf of the holders of shares of the Series B Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each share of Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15 shall apply only to a share of Global Preferred Stock deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 15, countersign and deliver initially one or more shares of Global Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Series B Terms, with respect to any share of Global Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such share of Global Preferred Stock, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such share of Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Global Preferred Stock. Owners of beneficial interests in shares of Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series B Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the shares of Global Preferred Stock and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the shares of Global Preferred Stock shall be exchanged in whole for certificated shares of Series B Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference, and bearing a Restricted Stock Legend (unless the Corporation determines otherwise in accordance with applicable law). Certificated shares of Series B Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

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(b)  (i)An Officer shall sign the share of Global Preferred Stock for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii)  If an Officer whose signature is on a share of Global Preferred Stock no longer holds that office at the time the Registrar countersigns the share of Global Preferred Stock, the share of Global Preferred Stock shall be valid nevertheless.

(iii)  A shares of Global Preferred Stock shall not be valid until an authorized signatory of the Registrar manually countersigns such share of Global Preferred Stock. The signature shall be conclusive evidence that such share of Global Preferred Stock has been authenticated under the Series B Terms. Each share of Global Preferred Stock shall be dated the date of its authentication.

16.  Registration; Transfer. (a) The shares of Series B Preferred Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred prior to the date that is two years after the later of the last date of issuance of the shares of Series B Preferred Stock and the last date on which the Corporation or any Affiliate thereof was the owner of such shares of Series B Preferred Stock or shares of Common Stock, other than (i) to the Corporation or any Affiliate or Subsidiary thereof, (ii) to “qualified institutional buyers” pursuant to and in compliance with Rule 144A under the Securities Act (“Rule 144A”), (iii) pursuant to and in compliance with Rule 903 or 904 of Regulation S under the Securities Act (“Regulation S”), (iv) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act (“Rule 144”), if available, or (v) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(b)  Notwithstanding any provision to the contrary herein, so long as a share of Global Preferred Stock remains outstanding and is held by or on behalf of the Depositary, transfers of a share of Global Preferred Stock, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 16; provided, however, that a beneficial interest in a share of Global Preferred Stock bearing the Restricted Stock Legend may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in a different share of Global Preferred Stock not bearing the Restricted Stock Legend in accordance with the transfer restrictions set forth in the Restricted Stock Legend and the provisions set forth in Section 16(c)(ii).

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(c)  (i)Except for transfers or exchanges made in accordance with Section 16(c)(ii), transfers of a share of Global Preferred Stock shall be limited to transfers of such share of Global Preferred Stock in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii)  If an owner of a beneficial interest in a share of Global Preferred Stock deposited with the Depositary or with the Registrar as custodian for the Depositary wishes at any time to transfer its interest in such share of Global Preferred Stock bearing the Restricted Stock Legend to a Person who is eligible to take delivery thereof in the form of a beneficial interest in a share of Global Preferred Stock, such owner may, subject to the rules and procedures of the Depositary, cause the exchange of such interest for a new beneficial interest in the applicable share of Global Preferred Stock. Upon receipt by the Registrar at its office in The City of New York of (A) instructions from the holder directing the Registrar to transfer its interest in the applicable share of Global Preferred Stock, such instructions to contain the name of the transferee and appropriate account information, (B) a certificate in the form of the Certificate of Transfer attached hereto as Exhibit B, given by the transferor, to the effect set forth therein, and (C) such other certifications, legal opinions and other information as the Corporation or the Registrar may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. If a request is made to remove the Restricted Stock Legend, the Restricted Stock Legend shall not be removed unless there is delivered to the Corporation and the Registrar such satisfactory evidence (which in the case of a transfer pursuant to Rule 144 under the Securities Act may include an opinion of counsel), as may be reasonably required by the Corporation and the Registrar, that neither the Restricted Stock Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Regulation S or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, then the Registrar shall instruct the Depositary to reduce or cause to be reduced such share of Global Preferred Stock bearing the Restricted Stock Legend (in the form included in Exhibit A attached hereto) by the number of shares of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the Person making such transfer the beneficial interest in the share of Global Preferred Stock that is being transferred, and concurrently with such reduction and debit, the Registrar will instruct the Depositary to increase or cause to be increased the applicable share of Global Preferred Stock not bearing the Restricted Stock Legend by the aggregate number of shares being exchanged and to credit or cause to be credited to the account of the transferee the beneficial interest in the share of Global Preferred Stock that is being transferred.

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(d)  Except in connection with a Shelf Registration Statement contemplated by and in accordance with the terms of the Registration Rights Agreement relating to the shares of Series B Preferred Stock and shares of Common Stock issuable on conversion of the shares of Series B Preferred Stock, if shares of Series B Preferred Stock are issued upon the transfer, exchange or replacement of shares of Series B Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Series B Preferred Stock, the shares of Series B Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Corporation and the Registrar such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation or the Registrar, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 or that such shares of Series B Preferred Stock are not “restricted securities” within the meaning of Rule 144. Upon provision of such satisfactory evidence, the Registrar, at the direction of the Corporation, shall countersign and deliver shares of Series B Preferred Stock that do not bear the Restricted Stock Legend.

(e)  The Corporation will refuse to register any transfer of shares of Series B Preferred Stock or any shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock that is not made in accordance with the provisions of the Restricted Stock Legend and the provisions of Rule 144A or Rule 144, pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act; provided that the provisions of this paragraph (e) shall not be applicable to any share of Series B Preferred Stock that does not bear any Restricted Stock Legend or to any share of Common Stock that does not bear a common stock legend, a form of which is attached hereto as Exhibit C (the “Common Stock Legend”).

(f)  Shares of Common Stock issued upon a conversion of the shares of Series B Preferred Stock prior to the effectiveness of a Shelf Registration Statement shall be delivered in certificated form and shall bear the Common Stock Legend and include on its reverse side the Form of Certificate of Transfer for Common Stock attached as Exhibit D hereto. If (i) shares of Common Stock issued prior to the effectiveness of a Shelf Registration Statement are to be registered in a name other than that of the holder of shares of Series B Preferred Stock or (ii) shares of Common Stock represented by a certificate bearing the Common Stock Legend are transferred subsequently by such holder, then the holder must deliver to the Registrar a certificate in substantially the form of Exhibit D hereto as to compliance with the restrictions on transfer applicable to such shares of Common Stock and the Registrar shall not be required to register any transfer of such shares of Common Stock not so accompanied by a properly completed certificate. Such Common Stock Legend may be removed, and new certificates representing the Common Stock may be issued, upon the presentation of satisfactory evidence that such Common Stock Legend is no longer required as described above in paragraph (c) of this Section 16 with respect to the shares of Series B Preferred Stock.

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17.  Paying Agent and Conversion Agent.

(a)  The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where shares of Series B Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where shares of Series B Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder of shares of Series B Preferred Stock. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

(b)  Payments due on the shares of Series B Preferred Stock shall be payable at the office or agency of the Paying Agent maintained for such purpose in The City of New York and at any other office or agency maintained by the Paying Agent for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series B Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the shares of Global Preferred Stock shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

18.  Headings. The headings of the Sections of the Series B Terms are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

19.  Maturity; Preemptive Rights. The shares of Series B Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. No holder of shares of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any shares of Capital Stock of the Corporation of any class or series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.

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20.  Exclusion of Other Rights. The share of Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and the Series B Terms.

RESOLVED, that this Certificate of Designation has been approved by the Board of Directors in the manner and by the vote required by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President and Chief Financial Officer on this 16th day of November, 2004.

ATTEST:	FUELCELL ENERGY, INC.

/S/ Joseph G. Mahler	By: /S/ Jerry D. Leitman
Name: Joseph G. Mahler	Name:Jerry D. Leitman
Title: Vice President, Chief Financial Officer	Title: President and Chief Executive Officer

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Exhibit A

Form of Series B Preferred Stock Certificate

5% SERIES B CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
(Liquidation Preference $1,000 per Share)

FuelCell Energy, Inc.

Incorporated under the Laws of the State of Delaware

CERTIFICATE NUMBER 1    100,000 SHARES

This represents and certifies that CEDE & CO is the owner of ONE HUNDRED THOUSAND fully paid and non-assessable shares of 5% Series B Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $1,000 per Share), par value $0.01 per share, of FuelCell Energy, Inc., transferable upon the books of the corporation by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and all amendments thereto (copies of which are on file at the office of the corporation), to which the holder hereof by acceptance hereof expressly assents.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A ADOPTED UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S ADOPTED UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY THEREOF; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A ADOPTED UNDER THE SECURITIES ACT (IF AVAILABLE); (C) TO PERSONS OTHER THAN U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDEDBY RULE 144 ADOPTED UNDER THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, FURNISH TO THE ISSUER AND TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT AS PERMITTED BY THE SECURITIES ACT.

Witness the seal of the corporation and the signatures of its duly authorized officers.

Dated:

Countersigned and Registered:	By____________________________
Name: Jerry D. Leitman
Title: President

Transfer Agent and Registrar	Countersigned:

By______________________________	By____________________________
Authorized Signature	Name: Joseph G. Mahler
Title: Secretary

FuelCell Energy, Inc.

The corporation will furnish to any stockholder, upon request and without charge, a full statement of the information required by §151(f) of the General Corporation Law of the State of Delaware with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the 5% Series B Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $1,000 per Share) and the qualifications, limitations or restrictions on those preferences or rights of such preferred stock and each other class or series authorized to be issued. Any such request must be made to the Secretary of the corporation or to the Transfer Agent.

For Value Received, ___________hereby sells, assigns and transfers unto_________(print or typewrite name, address and social security or other identifying number of assignee)       Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint                                       Attorney, to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:_____________

X________________________________________________________________________________________________________
NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE
                                                                CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

(Transfers pursuant to Section 16 of the Certificate of Designation)

Continental Stock Transfer & Trust Company, as Transfer Agent
17 Battery Place
New York, New York 10004

Attn: Compliance Department

Re:         FuelCell Energy, Inc.

5% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”)

Reference is hereby made to the Certificate of Designation relating to the Series B Preferred Stock dated November 16, 2004, as such may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the respective meanings given them in the Certificate of Designation.

This Letter relates to _____ shares of Series B Preferred Stock (the “Securities”) which are held in the form of a Global Preferred Share (CUSIP NO. 35952H 40 3) with the Depository in the name of __________ (the “Transferor”) to effect the transfer of the Securities.

In connection with such request, and in respect of such shares of Series B Preferred Stock, the Transferor does hereby certify that the shares of Series B Preferred Stock are being transferred (i) in accordance with applicable securities laws of any state of the United States or any other jurisdiction and (ii) in accordance with their terms:

CHECK ONE BOX BELOW:

(1) [ ] to a transferee that the Transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

(2) [ ] pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

(3) [ ] outside the United States in a transaction complying with Regulation S under the Securities Act; or

(4) [ ] in accordance with another exemption from the registration requirements of the Securities Act (based upon an opinion of counsel if the Company so requests).

Unless one of the boxes is checked, the Transfer Agent will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (2) or (3) is checked, the Transfer Agent shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Corporation has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 or Regulation S under such Act.

[Name of Transferor]

By:_____________________
Name:
Title:

Dated: __________

Exhibit C

Common Stock Legend

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT'”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A ADOPTED UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S ADOPTED UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY THEREOF; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A ADOPTED UNDER THE SECURITIES ACT (IF AVAILABLE); (C) TO PERSONS OTHER THAN U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 ADOPTED UNDER THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; AND (3) AGREES THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, FURNISH TO THE TRANSFER AGENT AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE REQUIRED TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES'” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.

Exhibit D

FORM OF CERTIFICATE OF TRANSFER FOR COMMON SHARES

(Transfers pursuant to Section 16 of the Certificate of Designation)

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Fax No. (212) 616-7616
Attention: Compliance Department

Re:  FuelCell Energy, Inc.

5% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”)

Reference is hereby made to the Certificate of Designation relating to the Series B Preferred Stock dated November 16, 2004, as such may be amended from time to time (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the respective meanings given them in the Certificate of Designation.

This letter relates to ____ shares of Common Stock (the “Securities”) represented by the accompanying certificate(s) that were issued upon conversion of shares of Series B Preferred Stock and which are held in the name of [name of transferor] (the "Transferor") to effect the transfer of such shares of Common Stock.

In connection with such request and in respect of the shares of Common Stock, the Transferor does hereby certify that such shares of Common Stock are being transferred (i) in accordance with applicable securities laws of any state of the United States or any other jurisdiction and (ii) in accordance with their terms:

CHECK ONE BOX BELOW

(1) [ ] pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

(2) [ ] pursuant to and in compliance with Rules 903 and 904 of Regulation S under the Securities Act; or

(3) [ ] in accordance with another exemption from the registration requirements of the Securities Act (based upon an opinion of counsel if the Corporation so requests).

Unless one of the boxes is checked, the Transfer Agent will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (1) or (2) is checked, the Transfer Agent shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Corporation has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 or Regulation S under such Act.

[Name of Transferor]

By:_______________________
Name:
Title:

Dated:________________